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                                                                    EXHIBIT 11.1
                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousands, except per share amounts)
                                  (Unaudited)

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                                                                                     Three Months           Six Months
                                                                                     Ended June 30         Ended June 30
                                                                                    ---------------       ---------------
                                                                                    1996       1997       1996       1997
                                                                                    ----       ----       ----       ----
PRIMARY EARNINGS PER SHARE CALCULATION:
--------------------------------------------------------
Net Income                                                                         $1,559     $2,157     $2,523     $4,291

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                                    2,444      5,247      2,396      5,246

  Common stock equivalents applicable to warrants                                     42         42         42         42

  Common stock equivalents issuable under stock option plans                           1        151          1        167
                                                                              --------------------------------------------
  Common stock and common stock equivalents                                        2,487      5,440      2,439      5,455
                                                                              ============================================

Earnings per share                                                                 $0.63      $0.40      $1.03      $0.79
                                                                              ============================================




FULLY DILUTED EARNINGS PER SHARE CALCULATION:
--------------------------------------------------------
Net Income                                                                        $1,559     $2,157     $2,523     $4,291

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                                    2,444      5,247      2,396      5,246

  Common stock equivalents applicable to warrants                                     42         42         42         42

  Common stock equivalents issuable under stock option plans                           2        151          1        167
                                                                              --------------------------------------------
  Common stock assuming full dilution                                              2,488      5,440      2,439      5,455
                                                                              ============================================

Earnings per share - fully diluted (1)                                             $0.63      $0.40      $1.03      $0.79
                                                                              ============================================
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(1)  This calculation is submitted in accordance with the regulations of the
     Securities and Exchange Commission although not required by APB Opinion No.
     15 because it results in dilution of less than 3%.